EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 10, 2005 on the consolidated financial statements of Global Matrechs, Inc. for the years ended December 31, 2004 (as restated) and 2003 (as restated), included herein on the registration statement of Global Matrechs, Inc. on Form SB-2, and to the reference to our firm under the heading “Experts” in the prospectus.

SHERB & COMPANY, LLP.
Boca Raton, Florida
January 30, 2006